Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 16, 2019, except for the effects of disclosing net loss per unit information discussed in Note 14 and the effects of discontinued operations discussed in Note 17 to the consolidated financial statements, as to which the date is October 6, 2020, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-252238) of Bioventus Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-252238) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 10, 2021